Exhibit 4.7

CERTIFICATE OF INCREASE

OF

COMMON STOCK

OF

SOUTHERN PERU COPPER CORPORATION

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Southern Peru Copper Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: In a Certificate of Amendment of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 29, 2005, the number of authorized shares of the Corporation’s common stock, par value one cent ($0.01) per share (the “Common Stock”), was increased to 101,306,807 shares;

SECOND: The Board of Directors of the Corporation, by resolution dated May 12, 2005 and pursuant to section 4.9(f) of the Corporation's Restated Certificate of Incorporation, duly authorized and directed that the number of shares of the Corporation’s Common Stock, a series of the Corporation's authorized capital stock, be increased from 101,306,807 shares to 167,207,640 shares.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Secretary on May 19, 2005.

SOUTHERN PERU COPPER CORPORATION

By	/s/ Armando Ortega
Armando Ortega
Secretary